NEWS

Charter Second Quarter 2012 Results
Focus on Strategic Initiatives to Drive Growth

St. Louis, Missouri - August 7, 2012 - Charter Communications, Inc. (along with its subsidiaries, the “Company” or “Charter”) today reported financial and operating results for the three and six months ended June 30, 2012.

Second quarter highlights:

•
Second quarter revenues of $1.884 billion grew 4.7% on a pro forma[1] basis and 5.2% on an actual basis compared to the second quarter of 2011, driven by year-over-year overall residential and commercial customer growth.

•	Customer trends improved compared to the prior year led by the addition of 29,000 residential Internet customers, over 60% higher than the growth in the year ago second quarter.

•	Residential Internet revenues rose 10.2% on a pro forma basis and 10.7% on an actual basis driven by continued increase in demand for the speed and performance that Charter Internet offers.

•	Commercial revenues grew 21.2% on a pro forma basis and 22.1% on an actual basis supported by momentum across all the types of businesses we serve, an expanded product set and sales efforts.

•	Adjusted EBITDA[2] was $693 million, 2.7% higher on a pro forma basis and 3.0% higher on an actual basis compared to prior year. Net loss totaled $83 million in the quarter.

•	Free cash flow[2] for the quarter was $26 million and cash flows from operating activities were $469 million.

“We delivered solid second quarter performance while implementing key aspects of our  growth strategy,” said Tom Rutledge, President and Chief Executive Officer. “In addition to enhancing our product set and launching new pricing and packaging, we're putting into action a number of operational changes to best align the organization with our growth objectives. These actions will make us more competitive, deliver a powerful customer experience and increase our long-term growth potential. We have compelling products and services, a highly capable network and great people, and a strategy to create value for our customers and shareholders.”

1 Pro forma results are described below in the "Use of Non-GAAP Financial Metrics" section and are provided in the addendum of this news release.
2 Adjusted EBITDA and free cash flow are defined in the “Use of Non-GAAP Financial Metrics” section and are reconciled to net loss and net cash flows from operating activities, respectively, in the addendum of this news release.

Key Operating Results

	Approximate as of
	Actual	Pro forma
	June 30, 2012 (a)	June 30, 2011 (a)	Y/Y Change
Footprint
Estimated Homes Passed Video (b)	11,979	11,906	1%
% Switched Digital Video	88%	68%	20 ppts

Estimated Homes Passed Internet (b)	11,649	11,571	1%
% DOCSIS 3.0	95%	85%	10 ppts

Estimated Homes Passed Phone (b)	10,966	10,791	2%

Customers
Residential Customer Relationships (c)	4,996	4,932	1%
Commercial Customer Relationships (c)(e)	312	292	7%
Total Customer Relationships (c)(e)	5,308	5,224	2%

Residential Non-Video Customers	898	681	32%
% Non-Video	18.0%	13.8%	4.2 ppts

Service and Revenue Generating Units (f)
Video (d)	4,098	4,251	-4%
Internet (g)	3,662	3,371	9%
Phone (h)	1,828	1,753	4%
Residential PSUs (i)	9,588	9,375	2%
Residential PSU / Customer Relationships (c)(i)	1.92	1.90

Video (d)(e)	171	177	-3%
Internet (g)	177	149	19%
Phone (h)	91	69	32%
Commercial PSUs (i)	439	395	11%

Digital Video RGUs (j)	3,484	3,396	3%

Total RGUs	13,511	13,166	3%

Net Additions/(Losses) (k)
Video (d)	(66)	(79)	16%
Internet (g)	29	18	61%
Phone (h)	6	7	-14%
Residential PSUs (i)	(31)	(54)	43%

Video (d)(e)	(6)	(4)	-50%
Internet (g)	8	7	14%
Phone (h)	6	5	20%
Commercial PSUs (i)	8	8	—

Digital Video RGUs (j)	11	(5)	NM*

Total RGUs	(12)	(51)	76%

Residential ARPU
Video (l)	$73.41	$71.23	3%
Internet (l)	$42.46	$41.77	2%
Phone (l)	$39.69	$40.41	-2%
Revenue per Customer Relationship (m)	$106.00	$104.39	2%
Total Revenue per Video Customer (n)	$151.88	$139.61	9%

Residential Penetration Statistics
Video Penetration of Homes Passed Video (o)	34.2%	35.7%	-1.5 ppts
Internet Penetration of Homes Passed Internet (o)	31.4%	29.1%	2.3 ppts
Phone Penetration of Homes Passed Phone (o)	16.7%	16.2%	0.5 ppts
Bundled Penetration (p)	63.0%	61.4%	1.6 ppts
Triple Play Penetration (q)	28.8%	28.7%	0.1 ppts
Digital Penetration (r)	84.7%	79.6%	5.1 ppts

* Not meaningful

Footnotes
See footnotes to unaudited summary of operating statistics on page 6 of the addendum of this news release. The footnotes contain important disclosures regarding the definitions used for these operating statistics.

During the seasonally weak second quarter, residential customer relationships decreased 17,000 compared to a loss of 38,000 for the second quarter last year, and for the first half of 2012, we gained 69,000 residential customer relationships compared to a loss of 15,000 in the comparable 2011 period. The year-over-year improvements reflect enhancements in our product offerings and service levels. Residential primary service units (“PSUs”) decreased by 31,000 in the second quarter of 2012 driven by a decline in video customers offset by increases in Internet and phone customers.

Residential video customers decreased by 66,000 in the second quarter of 2012 compared to a decline of 79,000 last year. We added 29,000 residential Internet customers in the second quarter of 2012 compared to 18,000 last year reflecting continued consumer demand for the speed and performance advantages offered by Charter. During the second quarter of 2012, we added 6,000 phone customers compared to a gain of 7,000 last year, with phone penetration at 16.7% as of June 30, 2012. Commercial PSUs increased 8,000 in both the second quarter of 2012 and 2011, and we continue to see a significant opportunity to grow our commercial services business.

Second quarter revenue per residential customer relationship rose to $106.00 from $104.39 a year ago driven primarily by rate increases, and growth in multi-product subscriptions and advanced digital services.

We continue to see additional opportunities to drive higher market penetration and revenue per household by enhancing our product set, value proposition and customer service. We are focused on stabilizing our video customer base, upgrading existing customer relationships and gaining new customer relationships in the homes we pass that we currently do not serve today, as well as serving additional businesses in the significant commercial opportunity in our footprint. We have made significant strides in expanding our product offering, particularly video with the launch of additional HD channels this past quarter. Charter now offers more than 100 HD channels in substantially all of our markets. We also implemented new pricing and packaging at the end of June designed to provide a simple, value-based pricing structure and to increase triple play penetration. In addition, we are focused on improving our fundamental operating execution. We expect these efforts to drive long-term growth in our business, but in the short term, we expect that customer connects, revenue and operating expenses may be adversely impacted during this transition. We also expect our capital expenditures to increase as we drive further digital and HD-DVR penetration.

Second Quarter Financial Results

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS AND OPERATING DATA
(dollars in millions, except per share and share data)

	Three Months Ended June 30,
	2012	2011		2011
	Actual	Pro Forma (a)	% Change	Actual	% Change
REVENUES:
Video	$911	$917	(0.7)%	$912	(0.1)%
Internet	465	422	10.2%	420	10.7%
Telephone	217	213	1.9%	213	1.9%
Commercial	160	132	21.2%	131	22.1%
Advertising Sales	87	76	14.5%	76	14.5%
Other	44	39	12.8%	39	12.8%
Total Revenues	1,884	1,799	4.7%	1,791	5.2%

COSTS AND EXPENSES:
Operating (excluding depreciation and amortization) (b)	831	788	5.5%	784	6.0%
Selling, general and administrative (excluding stock compensation expense) (c)	360	336	7.1%	334	7.8%
	1,191	1,124	6.0%	1,118	6.5%

Adjusted EBITDA	$693	$675	2.7%	$673	3.0%

Adjusted EBITDA margin	36.8%	37.5%		37.6%

Capital Expenditures	$468	$324		$324
% Total Revenues	24.8%	18.0%		18.1%

Net loss	$(83)	$(107)		$(107)
Loss per common share, basic and diluted	$(0.84)	$(0.98)		$(0.98)

Net cash flows from operating activities	$469	$462		$460
Free cash flow	$26	$157		$155

Footnotes
(a) Pro forma results reflect certain acquisitions of cable systems in 2011 as if they occurred as of January 1, 2011.
(b) Operating expenses include programming, service, and advertising sales expenses.
(c) Selling, general and administrative expenses include general and administrative and marketing expenses.

Adjusted EBITDA and free cash flow are defined in the "Use of Non-GAAP Financial Metrics" section and are reconciled to net loss and cash flows from operating activities, respectively, in the addendum of this news release.

Revenue

Second quarter 2012 revenues rose to $1.884 billion, up 4.7% on a pro forma basis and 5.2% on an actual basis compared to the year-ago quarter led by steady growth in Internet and commercial sales and also due to increased advertising revenue.

Video revenues totaled $911 million in the second quarter, a decrease of 0.7% on a pro forma basis and 0.1% on an actual basis compared to the prior-year period. Video revenues declined as a result of net video customer losses in the past twelve months and lower premium revenue partially offset by incremental DVR revenue, increases in digital customers, and price adjustments.

Second quarter 2012 Internet revenues were $465 million, growing 10.2% on a pro forma basis and 10.7% on an actual basis year over year, driven by the addition of 291,000 Internet customers and increased home networking revenue. Telephone revenues totaled $217 million, up 1.9% on a pro forma basis and actual basis over second quarter 2011 as we added 75,000 phone customers, partially offset by an increase in value based packages.

Commercial revenues grew to $160 million, increasing 21.2% year over year on a pro forma and 22.1% on an actual basis, reflecting higher sales to small and medium businesses and carrier customers.

Advertising sales revenues were $87 million for the second quarter of 2012, a 14.5% increase on a pro forma and actual basis compared to the second quarter of 2011 primarily driven by an increase in revenues from the political sector.

Operating Costs and Expenses

Second quarter operating costs and expenses increased 6.0% on a pro forma basis and 6.5% on an actual basis compared to the year-ago period, primarily related to increases in programming, marketing, and labor costs. Second quarter programming expenses increased $25 million on a pro forma basis and $27 million on an actual basis year over year reflecting contractual programming increases and new programming, partially offset by customer losses.

Marketing expenses increased by $20 million on a pro forma and actual basis in the second quarter compared to the prior year driven by increased media investment and commercial marketing as well as a favorable adjustment in the 2011 second quarter from expenses associated with prior-year marketing campaigns. Labor costs increased in the second quarter of 2012 primarily from sales force related expenses, increased preventive maintenance levels, and a higher number of reconnects.

Adjusted EBITDA

Second quarter adjusted EBITDA of $693 million increased 2.7% on a pro forma basis and 3.0% on an actual basis compared to the year-ago quarter. Adjusted EBITDA margin declined to 36.8% for the second quarter of 2012 compared to 37.5% on a pro forma basis and 37.6% on an actual basis in the year-ago quarter.

Net Loss

Net loss was $83 million in the second quarter of 2012, compared to $107 million on a pro forma and actual basis in the year-ago period. Net loss decreased primarily due to adjusted EBITDA growth and lower interest and income tax expense offset by higher depreciation and amortization. Net loss per common share was $0.84 in the second quarter of 2012 compared to $0.98 on a pro forma and actual basis during the same period last year. The decline is due to the decrease in net loss offset by a decrease in weighted average shares outstanding as a result of share repurchases in the last twelve months.

Capital Expenditures

Second quarter property, plant and equipment expenditures were $468 million compared to $324 million in 2011. The increase related to higher actual and anticipated residential and commercial customer growth, scalable Internet infrastructure to accommodate higher penetration and network throughput, and further investments in customer experience, both in systems and the network. During 2012, we currently expect capital expenditures to be between $1.5 billion and $1.7 billion. The actual amount of our capital expenditures depends on the level of success of our new operating strategies and residential product offerings, with the year-over-year increase reflecting higher expected levels of CPE placement for both new and existing customers, resulting from increased digitization and DVR penetration, and growth in our commercial business.

Cash Flow

Net cash flows from operating activities totaled $469 million, compared to $462 million on a pro forma basis and $460 million on an actual basis in the second quarter of 2011. The increase in net cash flows from operating activities was driven by an increase in adjusted EBITDA and a $26 million higher contribution from working capital, excluding changes in accrued capital expenditures and interest, partially offset by a $32 million increase in the timing of cash payments for interest.

Free cash flow for the second quarter of 2012 was $26 million, compared to $157 million on a pro forma basis and $155 million on an actual basis in the same period last year. The decrease was driven primarily by higher capital expenditures.

Conference Call

Charter will host a conference call on Tuesday, August 7, 2012 at 11:00 a.m. Eastern Time (ET) related to the contents of this release.

The conference call will be webcast live via the Company's website at charter.com. The webcast can be accessed by selecting "Investor & News Center" from the lower menu on the home page. The call will be archived in the "Investor & News Center" in the "Financial Information" section on the left beginning two hours after completion of the call. Participants should go to the webcast link no later than 10 minutes prior to the start time to register.

Those participating via telephone should dial 866-919-0894 no later than 10 minutes prior to the call. International participants should dial 706-679-9379. The conference ID code for the call is 87412789.

A replay of the call will be available at 855-859-2056 or 404-537-3406 beginning two hours after the completion of the call through the end of business on August 21, 2012. The conference ID code for the replay is 87412789.

Additional Information Available on Website

The information in this press release should be read in conjunction with the financial statements and footnotes contained in the Company's Form 10-Q for quarter ended June 30, 2012 available on the “Investor & News Center” of our website at charter.com in the “Financial Information” section. A slide presentation to accompany the conference call and a trending schedule containing historical customer and financial data can also be found in the “Financial Information” section.

Use of Non-GAAP Financial Metrics

The Company uses certain measures that are not defined by Generally Accepted Accounting Principles (“GAAP”) to evaluate various aspects of its business. Adjusted EBITDA, adjusted EBITDA less capital expenditures and free cash flow are non-GAAP financial measures and should be considered in addition to, not as a substitute for, net loss or cash flows from operating activities reported in accordance with GAAP. These terms, as defined by Charter, may not be comparable to similarly titled measures used by other companies. Adjusted EBITDA is reconciled to net loss and free cash flow is reconciled to net cash flows from operating activities in the addendum of this news release.

Adjusted EBITDA is defined as net loss plus net interest expense, income taxes, depreciation and amortization, stock compensation expense, loss on extinguishment of debt, and other operating (income) expenses, such as special charges and gain on sale or retirement of assets. As such, it eliminates the significant non-cash depreciation and amortization expense that results from the capital-intensive nature of the Company's businesses as well as other non-cash or special items, and is unaffected by the Company's capital structure or investment activities. Adjusted EBITDA less capital expenditures is defined as Adjusted EBITDA minus purchases of property, plant and equipment. Adjusted EBITDA and adjusted EBITDA less capital expenditures are used by management and the Company's Board to evaluate the performance of the Company's business. However, these measures are limited in that they do not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues and the cash cost of financing. Management evaluates these costs through other financial measures.

Free cash flow is defined as net cash flows from operating activities, less purchases of property, plant and equipment and changes in accrued expenses related to capital expenditures.

The Company believes that adjusted EBITDA and free cash flow provide information useful to investors in assessing Charter's performance and its ability to service its debt, fund operations and make additional investments with internally generated funds. In addition, adjusted EBITDA generally correlates to the leverage ratio calculation under the Company's credit facilities or outstanding notes to determine compliance with the covenants contained in the credit facilities and notes (all such documents have been previously filed with the United States Securities and Exchange Commission). For the purpose of calculating compliance with leverage covenants, we use adjusted EBITDA, as presented, excluding certain expenses paid by our operating subsidiaries to other Charter entities. Our debt covenants refer to these expenses as management fees which fees were in the amount of $41 million and $35 million for the three months ended June 30, 2012 and 2011, respectively, and $82 million and $70 million for the six months ended June 30, 2012 and 2011, respectively.

In addition to the actual results for the three and six months ended June 30, 2012 and 2011, we have provided pro forma results in this release for the three and six months ended June 30, 2011. We believe these pro forma results facilitate meaningful analysis of the results of operations. Pro forma results in this release reflect certain acquisitions of cable systems in 2011 as if they occurred as of January 1, 2011. Pro forma statements of operations for the three and six months ended June 30, 2011; and pro forma customer statistics as of June 30, 2011; are provided in the addendum of this news release.

About Charter

Charter (NASDAQ: CHTR) is a leading broadband communications company and the fourth-largest cable operator in the United States. Charter provides a full range of advanced broadband services, including advanced Charter TV® video entertainment programming, Charter Internet® access, and Charter Phone®. Charter Business® similarly provides scalable, tailored, and cost-effective broadband communications solutions to business organizations, such as business-to-business Internet access, data networking, business telephone, video and music entertainment services, and wireless backhaul. Charter's advertising sales and production services are sold under the Charter Media® brand. More information about Charter can be found at charter.com.

# # #

Contact:

Media:	Analysts:
Anita Lamont	Robin Gutzler
314-543-2215	314-543-2389

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), regarding, among other things, our plans, strategies and prospects, both business and financial. Although we believe that our plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, we cannot assure you that we will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions including, without limitation, the factors described under "Risk Factors" from time to time in our filings with the Securities and Exchange Commission ("SEC"). Many of the forward-looking statements contained in this release may be identified by the use of forward-looking words such as "believe," "expect," "anticipate," "should," "planned," "will," "may," "intend," "estimated," "aim," "on track," "target," "opportunity," "tentative," "positioning," "designed," "create" and "potential," among others. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this release are set forth in other reports or documents that we file from time to time with the SEC, and include, but are not limited to:

•
our ability to sustain and grow revenues and free cash flow by offering video, Internet, telephone, advertising and other services to residential and commercial customers, to adequately meet the customer experience demands in our markets and to maintain and grow our customer base, particularly in the face of increasingly aggressive competition, the need for innovation and the related capital expenditures and the difficult economic conditions in the United States;

•	the development and deployment of new products and technologies;

•
the impact of competition from other market participants, including but not limited to incumbent telephone companies, direct broadcast satellite operators, wireless broadband and telephone providers, digital subscriber line (“DSL”) providers, and video provided over the Internet;

•	general business conditions, economic uncertainty or downturn, high unemployment levels and the level of activity in the housing sector;

•	our ability to obtain programming at reasonable prices or to raise prices to offset, in whole or in part, the effects of higher programming costs (including retransmission consents);

•	the effects of governmental regulation on our business;

•
the availability and access, in general, of funds to meet our debt obligations prior to or when they become due and to fund our operations and necessary capital expenditures, either through (i) cash on hand, (ii) free cash flow, or (iii) access to the capital or credit markets; and

•
our ability to comply with all covenants in our indentures and credit facilities any violation of which, if not cured in a timely manner, could trigger a default of our other obligations under cross-default provisions.

All forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by this cautionary statement. We are under no duty or obligation to update any of the forward-looking statements after the date of this release.

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS AND OPERATING DATA
(dollars in millions, except per share and share data)

	Three Months Ended June 30,			Six Months Ended June 30,
	2012	2011		2012	2011
	Actual	Actual	% Change	Actual	Actual	% Change
REVENUES:
Video	$911	$912	(0.1)%	$1,806	$1,829	(1.3)%
Internet	465	420	10.7%	917	833	10.1%
Telephone	217	213	1.9%	434	425	2.1%
Commercial	160	131	22.1%	313	258	21.3%
Advertising Sales	87	76	14.5%	153	138	10.9%
Other	44	39	12.8%	88	78	12.8%
Total Revenues	1,884	1,791	5.2%	3,711	3,561	4.2%

COSTS AND EXPENSES:
Operating (excluding depreciation and amortization) (a)	831	784	6.0%	1,645	1,552	6.0%
Selling, general and administrative (excluding stock compensation expense) (b)	360	334	7.8%	721	673	7.1%
Operating costs and expenses	1,191	1,118	6.5%	2,366	2,225	6.3%

Adjusted EBITDA	693	673	3.0%	1,345	1,336	0.7%

Adjusted EBITDA margin	36.8%	37.6%		36.2%	37.5%

Depreciation and amortization	415	393		823	776
Stock compensation expense	13	9		24	15
Other operating (income) expenses, net	(4)	1		(1)	6

Income from operations	269	270		499	539

OTHER EXPENSES:
Interest expense, net	(225)	(241)		(462)	(474)
Loss on extinguishment of debt	(59)	(53)		(74)	(120)
Other expense, net	—	(2)		(1)	(2)
	(284)	(296)		(537)	(596)

Loss before income taxes	(15)	(26)		(38)	(57)

Income tax expense	(68)	(81)		(139)	(160)

Net loss	$(83)	$(107)		$(177)	$(217)

LOSS PER COMMON SHARE, BASIC AND DILUTED:	$(0.84)	$(0.98)		$(1.78)	$(1.95)

Weighted average common shares outstanding, basic and diluted	99,496,755	109,265,876		99,464,858	111,234,155

(a) Operating expenses include programming, service, and advertising sales expenses.

(b) Selling, general and administrative expenses include general and administrative and marketing expenses.

Certain prior year amounts have been reclassified to conform with the 2012 presentation, including the reflection of revenues earned from customers residing in multi-dwelling residential structures from commercial revenues to video and Internet revenues.

Adjusted EBITDA is a non-GAAP term. See page 7 of this addendum for the reconciliation of adjusted EBITDA to net loss as defined by GAAP.

Addendum to Charter Communications, Inc. Second Quarter 2012 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS AND OPERATING DATA
(dollars in millions, except per share and share data)

	Three Months Ended June 30,			Six Months Ended June 30,
	2012	2011		2012	2011
	Actual	Pro Forma (a)	% Change	Actual	Pro Forma (a)	% Change
REVENUES:
Video	$911	$917	(0.7)%	$1,806	1,839	(1.8)%
Internet	465	422	10.2%	917	837	9.6%
Telephone	217	213	1.9%	434	426	1.9%
Commercial	160	132	21.2%	313	259	20.8%
Advertising Sales	87	76	14.5%	153	138	10.9%
Other	44	39	12.8%	88	78	12.8%
Total Revenues	1,884	1,799	4.7%	3,711	3,577	3.7%

COSTS AND EXPENSES:
Operating (excluding depreciation and amortization) (b)	831	788	5.5%	1,645	1,560	5.4%
Selling, general and administrative (excluding stock compensation expense) (c)	360	336	7.1%	721	677	6.5%
Operating costs and expenses	1,191	1,124	6.0%	2,366	2,237	5.8%

Adjusted EBITDA	693	675	2.7%	1,345	1,340	0.4%

Adjusted EBITDA margin	36.8%	37.5%		36.2%	37.5%

Depreciation and amortization	415	395		823	781
Stock compensation expense	13	9		24	15
Other operating (income) expenses, net	(4)	1		(1)	6

Income from operations	269	270		499	538

OTHER EXPENSES:
Interest expense, net	(225)	(241)		(462)	(474)
Loss on extinguishment of debt	(59)	(53)		(74)	(120)
Other expense, net	—	(2)		(1)	(2)
	(284)	(296)		(537)	(596)

Loss before income taxes	(15)	(26)		(38)	(58)

Income tax expense	(68)	(81)		(139)	(160)

Net loss	$(83)	$(107)		$(177)	$(218)

LOSS PER COMMON SHARE, BASIC AND DILUTED:	$(0.84)	$(0.98)		$(1.78)	$(1.95)

Weighted average common shares outstanding, basic and diluted	99,496,755	109,265,876		99,464,858	111,234,155

(a) Pro forma results reflect certain acquisitions of cable systems in 2011 as if they occurred as of January 1, 2011.

(b) Operating expenses include programming, service, and advertising sales expenses.

(c) Selling, general and administrative expenses include general and administrative and marketing expenses.

June 30, 2011. Pro forma revenues and operating costs and expenses increased by $8 million and $6 million, respectively, for the three months ended June 30, 2011 and net loss remained unchanged. Pro forma revenues, operating costs and expenses and net loss increased by $16 million, $12 million and $1 million, respectively, for the six months ended June 30, 2011.

Certain prior year amounts have been reclassified to conform with the 2012 presentation, including the reflection of revenues earned from customers residing in multi-dwelling residential structures from commercial revenues to video and Internet revenues.

Adjusted EBITDA is a non-GAAP term. See page 7 of this addendum for the reconciliation of adjusted EBITDA to net loss as defined by GAAP.

Addendum to Charter Communications, Inc. Second Quarter 2012 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED BALANCE SHEETS
(dollars in millions)

	June 30, 2012	December 31, 2011

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$5	$2
Restricted cash and cash equivalents	27	27
Accounts receivable, net	256	272
Prepaid expenses and other current assets	79	69
Total current assets	367	370

INVESTMENT IN CABLE PROPERTIES:
Property, plant and equipment, net	7,024	6,897
Franchises	5,287	5,288
Customer relationships, net	1,562	1,704
Goodwill	953	954
Total investment in cable properties, net	14,826	14,843

OTHER NONCURRENT ASSETS	360	392

Total assets	$15,553	$15,605

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable and accrued expenses	$1,194	$1,153
Total current liabilities	1,194	1,153

LONG-TERM DEBT	12,786	12,856
DEFERRED INCOME TAXES	987	847
OTHER LONG-TERM LIABILITIES	342	340

SHAREHOLDERS’ EQUITY	244	409

Total liabilities and shareholders’ equity	$15,553	$15,605

Addendum to Charter Communications, Inc. Second Quarter 2012 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
(dollars in millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(83)	$(107)	$(177)	$(217)
Adjustments to reconcile net loss to net cash flows from operating activities:
Depreciation and amortization	415	393	823	776
Noncash interest expense	10	8	24	20
Loss on extinguishment of debt	59	53	74	120
Deferred income taxes	66	78	136	155
Other, net	—	9	11	16
Changes in operating assets and liabilities, net of effects from acquisitions and dispositions:
Accounts receivable	(24)	(19)	16	5
Prepaid expenses and other assets	(3)	3	(11)	(6)
Accounts payable, accrued expenses and other	29	42	27	38
Net cash flows from operating activities	469	460	923	907

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(468)	(324)	(808)	(680)
Change in accrued expenses related to capital expenditures	25	19	13	—
Other, net	23	(8)	10	(14)
Net cash flows from investing activities	(420)	(313)	(785)	(694)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings of long-term debt	1,348	1,715	2,817	3,561
Repayments of long-term debt	(1,380)	(1,700)	(2,919)	(3,366)
Payments for debt issuance costs	(14)	(21)	(24)	(43)
Purchase of treasury stock	(1)	—	(4)	(207)
Other, net	(1)	(1)	(5)	4
Net cash flows from financing activities	(48)	(7)	(135)	(51)

NET INCREASE IN CASH AND CASH EQUIVALENTS	1	140	3	162
CASH AND CASH EQUIVALENTS, beginning of period	31	54	29	32
CASH AND CASH EQUIVALENTS, end of period	$32	$194	$32	$194

CASH PAID FOR INTEREST	$232	$200	$448	$402

Addendum to Charter Communications, Inc. Second Quarter 2012 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED SUMMARY OF OPERATING STATISTICS
(in thousands, except ARPU and penetration data)

	Approximate as of
	Actual			Pro forma
	June 30, 2012 (a)	March 31, 2012 (a)	December 31, 2011 (a)	June 30, 2011 (a)
Footprint
Estimated Homes Passed Video (b)	11,979	11,988	11,960	11,906
% Switched Digital Video	88%	87%	86%	68%
Estimated Homes Passed Internet (b)	11,649	11,650	11,634	11,571
% DOCSIS 3.0	95%	94%	93%	85%
Estimated Homes Passed Phone (b)	10,966	10,899	10,871	10,791

Customers
Residential Customer Relationships (c)	4,996	5,013	4,927	4,932
Commercial Customer Relationships (c)(e)	312	311	298	292
Total Customer Relationships (c)(e)	5,308	5,324	5,225	5,224
Residential Non-Video Customers	898	849	783	681
% Non-Video	18.0%	16.9%	15.9%	13.8%

Service and Revenue Generating Units (f)
Video (d)	4,098	4,164	4,144	4,251
Internet (g)	3,662	3,633	3,492	3,371
Phone (h)	1,828	1,822	1,791	1,753
Residential PSUs (i)	9,588	9,619	9,427	9,375
Residential PSU / Customer Relationships (c)(i)	1.92	1.92	1.91	1.90

Video (d)(e)	171	177	170	177
Internet (g)	177	169	163	149
Phone (h)	91	85	79	69
Commercial PSUs (i)	439	431	412	395
Digital Video RGUs (j)	3,484	3,473	3,410	3,396
Total RGUs	13,511	13,523	13,249	13,166

Net Additions/(Losses) (k)
Video (d)	(66)	20	(44)	(79)
Internet (g)	29	141	68	18
Phone (h)	6	31	27	7
Residential PSUs (i)	(31)	192	51	(54)

Video (d)(e)	(6)	7	(3)	(4)
Internet (g)	8	6	7	7
Phone (h)	6	6	5	5
Commercial PSUs (i)	8	19	9	8
Digital Video RGUs (j)	11	63	9	(5)
Total RGUs	(12)	274	69	(51)

Residential ARPU
Video (l)	$73.41	$71.89	$72.21	$71.23
Internet (l)	$42.46	$42.26	$42.65	$41.77
Phone (l)	$39.69	$40.10	$40.72	$40.41
Revenue per Customer Relationship (m)	$106.00	$104.95	$105.73	$104.39
Total Revenue per Video Customer (n)	$151.88	$146.77	$146.84	$139.61

Residential Penetration Statistics
Video Penetration of Homes Passed Video (o)	34.2%	34.7%	34.6%	35.7%
Internet Penetration of Homes Passed Internet (o)	31.4%	31.2%	30.0%	29.1%
Phone Penetration of Homes Passed Phone (o)	16.7%	16.7%	16.5%	16.2%
Bundled Penetration (p)	63.0%	62.9%	62.3%	61.4%
Triple Play Penetration (q)	28.8%	28.9%	29.1%	28.7%
Digital Penetration (r)	84.7%	83.1%	82.0%	79.6%

Pro forma operating statistics reflect certain acquisitions of cable systems in 2011 as if such transactions had occurred as of the last day of the respective period for all periods presented. The pro forma statements of operations do not include adjustments for financing transactions completed by Charter during the periods presented or certain other dispositions or acquisitions of assets because those transactions did not significantly impact Charter's revenue and operating costs and expenses.

At June 30, 2011, actual residential video customers, Internet customers, and phone customers were 4,224,000, 3,352,000, and 1,748,000, respectively; actual commercial video customers, Internet customers, and phone customers were 177,000, 149,000, and 69,000, respectively; and actual digital RGUs were 3,387,000.

See footnotes to unaudited summary of operating statistics on page 6 of this addendum.

Addendum to Charter Communications, Inc. Second Quarter 2012 Earnings Release

(a)
We calculate the aging of customer accounts based on the monthly billing cycle for each account. On that basis, at June 30, 2012, March 31, 2011, December 31, 2011 and June 30, 2011, customers include approximately 17,000, 11,500, 18,600 and 16,100 customers, respectively, whose accounts were over 60 days past due in payment, approximately 2,900, 1,500, 2,500 and 2,200 customers, respectively, whose accounts were over 90 days past due in payment and approximately 1,300, 1,300, 1,400 and 1,000 customers, respectively, whose accounts were over 120 days past due in payment.

(b)
“Homes Passed” represent our estimate of the number of units, such as single family homes, apartment and condominium units and commercial establishments passed by our cable distribution network in the areas where we offer the service indicated. These estimates are updated for all periods presented based upon the information available at that time.

(c)
"Customer Relationships" include the number of customers that receive one or more levels of service, encompassing video, Internet and phone services, without regard to which service(s) such customers receive. This statistic is computed in accordance with the guidelines of the National Cable & Telecommunications Association (NCTA). Commercial customer relationships includes video customers in commercial structures, which are calculated on an EBU basis (see footnote (e)) and non-video commercial customer relationships.

(d)
"Video Customers” represent those customers who subscribe to our video services. Effective January 1, 2012, Charter revised its reporting of customers whereby customers residing in multi-dwelling residential structures are now included in residential customer relationships and PSUs (see footnote (i)) rather than commercial. Further, residential PSUs and customer relationships are no longer calculated on an EBU (see footnote (e)) basis but are based on separate billing relationships. The impact of these changes increased residential customer relationships and PSUs and reduced commercial customer relationships and PSUs, with an overall net decrease to total customer relationships and PSUs. Prior periods were reclassified to conform to the 2012 presentation.

(e)
Included within commercial video customers are those in commercial structures, which are calculated on an equivalent bulk unit (“EBU”) basis. We calculate EBUs by dividing the bulk price charged to accounts in an area by the published rate charged to non-bulk residential customers in that market for the comparable tier of service. This EBU method of estimating video customers is consistent with the methodology used in determining costs paid to programmers and is consistent with the methodology used by other multiple system operators (MSOs). As we increase our published video rates to residential customers without a corresponding increase in the prices charged to commercial service customers, our EBU count will decline even if there is no real loss in commercial service customers.

(f)
"Revenue Generating Units" or "RGUs" represent the total of all basic video, digital video, Internet and phone customers, not counting additional outlets within one household. For example, a customer who receives two types of service (such as basic video and digital video) would be treated as two RGUs, and if that customer added Internet service, the customer would be treated as three RGUs. This statistic is computed in accordance with the guidelines of the NCTA.

(g)	"Internet Customers" represent those customers who subscribe to our Internet service.

(h)	"Phone Customers" represent those customers who subscribe to our phone service.

(i)	"Primary Service Units" or "PSUs" represent the total of video, Internet and phone customers.

(j)	"Digital Video RGUs" include all video customers who subscribe to our digital video service.

(k)	"Net Additions/(Losses)" represent the pro forma net gain or loss in the respective quarter for the service indicated.

(l)
"Average Monthly Revenue per Customer" or "ARPU" represents quarterly pro forma revenue for the service indicated divided by three divided by the average number of pro forma customers for the service indicated during the respective quarter.

(m)
"Revenue per Customer Relationship" is calculated as total residential video, Internet and phone quarterly pro forma revenue divided by three divided by average residential customer relationships during the respective quarter.

(n)	"Total Revenue per Video Customer" is calculated as total quarterly pro forma revenue divided by three divided by average pro forma residential video customers during the respective quarter.

(o)	"Penetration" represents residential customers as a percentage of homes passed for the service indicated.

(p)
"Bundled Penetration" represents the percentage of residential customers receiving a combination of at least two different types of service, including Charter's video service, Internet service or phone. "Bundled Penetration" does not include residential customers who only subscribe to video service.

(q)	"Triple Play Penetration" represents residential customers receiving all three Charter service offerings, including video, Internet and phone, as a % of residential customer relationships.

(r)	"Digital Penetration" represents the number of residential digital video RGUs as a percentage of residential video customers.

Addendum to Charter Communications, Inc. Second Quarter 2012 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED RECONCILIATION OF NON-GAAP MEASURES TO GAAP MEASURES
(dollars in millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
	Actual	Actual	Actual	Actual

Net loss	$(83)	$(107)	$(177)	$(217)
Plus: Interest expense, net	225	241	462	474
Income tax expense	68	81	139	160
Depreciation and amortization	415	393	823	776
Stock compensation expense	13	9	24	15
Loss on extinguishment of debt	59	53	74	120
Other, net	(4)	3	—	8

Adjusted EBITDA (b)	693	673	1,345	1,336
Less: Purchases of property, plant and equipment	(468)	(324)	(808)	(680)

Adjusted EBITDA less capital expenditures	$225	$349	$537	$656

Net cash flows from operating activities	$469	$460	$923	$907
Less: Purchases of property, plant and equipment	(468)	(324)	(808)	(680)
Change in accrued expenses related to capital expenditures	25	19	13	—

Free cash flow	$26	$155	$128	$227

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
	Actual	Pro forma (a)	Actual	Pro forma (a)

Net loss	$(83)	$(107)	$(177)	$(218)
Plus: Interest expense, net	225	241	462	474
Income tax expense	68	81	139	160
Depreciation and amortization	415	395	823	781
Stock compensation expense	13	9	24	15
Loss on extinguishment of debt	59	53	74	120
Other, net	(4)	3	—	8

Adjusted EBITDA (b)	693	675	1,345	1,340
Less: Purchases of property, plant and equipment	(468)	(324)	(808)	(680)

Adjusted EBITDA less capital expenditures	$225	$351	$537	$660

Net cash flows from operating activities	$469	$462	$923	$911
Less: Purchases of property, plant and equipment	(468)	(324)	(808)	(680)
Change in accrued expenses related to capital expenditures	25	19	13	—

Free cash flow	$26	$157	$128	$231

(a) Pro forma results reflect certain acquisitions of cable systems in 2011 as if they occurred as of January 1, 2011.

(b) See page 1 of this addendum for detail of the components included within adjusted EBITDA.

The above schedules are presented in order to reconcile adjusted EBITDA and free cash flows, both non-GAAP measures, to the most directly comparable GAAP measures in accordance with Section 401(b) of the Sarbanes-Oxley Act.

Addendum to Charter Communications, Inc. Second Quarter 2012 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
CAPITAL EXPENDITURES
(dollars in millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011

Customer premise equipment (a)	$193	$130	$366	$287
Scalable infrastructure (b)	167	85	246	207
Line extensions (c)	33	29	59	49
Upgrade/Rebuild (d)	7	7	14	12
Support capital (e)	68	73	123	125

Total capital expenditures (f)	$468	$324	$808	$680

(a)
Customer premise equipment includes costs incurred at the customer residence to secure new customers, revenue units and additional bandwidth revenues. It also includes customer installation costs and customer premise equipment (e.g., set-top boxes and cable modems).

(b)
Scalable infrastructure includes costs, not related to customer premise equipment, to secure growth of new customers, revenue units and additional bandwidth revenues or provide service enhancements (e.g., headend equipment).

(c)	Line extensions include network costs associated with entering new service areas (e.g., fiber/coaxial cable, amplifiers, electronic equipment, make-ready and design engineering).

(d)	Upgrade/rebuild includes costs to modify or replace existing fiber/coaxial cable networks, including betterments.

(e)
Support capital includes costs associated with the replacement or enhancement of non-network assets due to technological and physical obsolescence (e.g., non-network equipment, land, buildings and vehicles).

(f)
Total capital expenditures includes $61 million and $45 million of capital expenditures related to commercial services for the three months ended June 30, 2012 and 2011, respectively, and $99 million and $72 million for the six months ended June 30, 2012 and 2011.

Addendum to Charter Communications, Inc. Second Quarter 2012 Earnings Release